Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

February 1, 2011	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2010 YEAR END

Ellwood City, Pennsylvania, February 1, 2011 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $1.18 per diluted share on net income of $14.2 million for the year ended December 31, 2010, which represents an 18.0% increase in net income per diluted share as compared to earnings of $1.00 per diluted share on net income of $12.0 million for the year ended December 31, 2009.  The Company’s return on average assets and return on average equity were 0.73% and 8.26%, respectively, for the year ended December 31, 2010 and 0.61% and 7.66%, respectively, for the year ended December 31, 2009.

For the three months ended December 31, 2010 the Company announced earnings of $0.28 per diluted share on net income of $3.4 million, which represents a 40.0% increase in net income per diluted share as compared to earnings of $0.20 per diluted share on net income of $2.3 million for the quarter ended December 31, 2009.  The Company’s annualized return on average assets and return on average equity were 0.71% and 7.86%, respectively, for the quarter ended December 31, 2010 and 0.48% and 5.55%, respectively, for the quarter ended December 31, 2009.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2010.  Over the past few years we have challenged our employees to actively pursue new customers through commercial, public and personal checking account relationships.  The results have been outstanding. This effort has resulted in overall savings growth for the year ended December 31, 2010 of $68.3 million, or 7.23%, when compared to December 31, 2009.  Included in the $68.3 million is growth of approximately $51.2 million in core deposits.  The increase in these lower rate core deposits has fueled the improvement to our net interest margin, which improved 33 basis points to 2.62% when compared to 2.29% for the year ended December 31, 2009.  This steadfast policy in managing and growing our interest rate margin has minimized the effect of impairment related charges on securities and joint ventures on our net income in 2010.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue investment and growth opportunities that will provide a sound investment return to our shareholders, such as the recent relocation of the Zelienople branch office from a strip mall to a free standing full service office and our expansion plans with the construction of our 25th office in Cranberry Township, Butler County, which is scheduled to open in the fourth quarter of 2011.”

Consolidated net income for the year ended December 31, 2010 increased $2.2 million or 18.5% to $14.2 million from $12.0 million as compared to the year ended December 31, 2009.  This increase was a result of a decrease in interest expense of $12.5 million as well as an increase in noninterest income of $872,000, partially offset by a decrease in interest income of $7.6 million and increases in provision for loan losses, noninterest expense, provision for income taxes and noncontrolling interest of $492,000, $1.0 million, $1.2 million and $780,000, respectively.

Press Release

February 1, 2011

Consolidated net income for the quarter ended December 31, 2010 increased $1.1 million to $3.4 million from $2.3 million, as compared to the quarter ended December 31, 2009. This net increase was a result of a decrease in interest expense of $2.6 million as well as an increase in noninterest income of $2.8 million, partially offset by a decrease in interest income of $2.5 million and increases in provision for loan losses, noninterest expense, provision for income taxes and noncontrolling interest of $140,000, $383,000, $699,000 and $603,000, respectively.

The declines in interest expense for the quarter and year were primarily due to the previously mentioned increases in the core deposits. The Company was able to replace higher priced borrowings with these lower rate deposits which contributed to a decline in our cost of funds for the year by 64 basis points to 2.39% at December 31, 2010 from 3.03% at December 31, 2009.

The increase in noninterest income for the quarter ended December 31, 2010 was primarily the result of increases in income from real estate joint ventures as well as net realized gain on derivatives.   During the quarter ended December 31, 2010, the Company’s real estate joint ventures had net income of $116,000 after incurring write downs of land acquisition and development costs as well as unit construction costs of approximately $750,000. This income compares to a loss of approximately $2.5 million, primarily related to write downs of land acquisition and development costs as well as unit construction costs during the quarter ending December 31, 2009, resulting in an increase of $2.6 million between the quarters.

The Company’s consolidated total assets decreased $46.8 million, or 2.4%, to $1.9 billion at December 31, 2010, from $2.0 billion at December 31, 2009.  Securities decreased $29.2 million, or 2.6%, to $1.1 billion and net loans receivable decreased $30.5 million, or 4.5%, to $640.9 million. Total liabilities decreased $49.4 million, or 2.8%, to $1.7 billion at December 31, 2010.  Borrowed funds decreased $114.2 million, or 13.8%, to $715.5 million while total deposits increased $68.3 million, or 7.2%, to $1.0 billion at December 31, 2010.

Total stockholders’ equity was $167.4 million or 8.74% of total assets, and book value per share was $13.95 at December 31, 2010 compared to $164.8 million or 8.40% of total assets, and book value per share of $13.70 at December 31, 2009.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 20, 2011 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

February 1, 2011

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Year Ended		Three Months
	December 31,		Ended December 31,
	2010	2009	2010	2009

Interest income	$84,864	$92,495	$20,207	$22,703
Interest expense	41,897	54,347	9,804	12,427

Net interest income	42,967	38,148	10,403	10,276
Provision for loan losses	1,404	912	300	160
Net interest income after provision for
loan losses	41,563	37,236	10,103	10,116
Noninterest income	4,467	3,595	1,574	(1,194)
Noninterest expense	27,813	26,784	7,237	6,854
Income before provision for income taxes	18,217	14,047	4,440	2,068
Provision for income taxes	3,553	2,382	938	239
Net income	14,664	11,665	3,502	1,829
Less: Net (loss) income attributable to noncontrolling interest	433	(347)	84	(519)
Net income attributable to ESB Financial Corporation	$14,231	$12,012	$3,418	$2,348

Net Income per share:
Basic	$1.19	$1.01	$0.28	$0.20
Diluted	$1.18	$1.00	$0.28	$0.20

Net Interest Margin
Annualized return on average assets	0.73%	0.61%	0.71%	0.48%
Annualized return on average equity	8.26%	7.66%	7.86%	5.55%

FINANCIAL CONDITION DATA:
			12/31/10	12/31/09

Total assets			$1,913,867	$1,960,677
Cash and cash equivalents			35,707	16,300
Total investment securities			1,077,672	1,106,910
Loans receivable, net			640,887	671,387
Customer deposits			1,012,645	944,347
Borrowed funds (includes subordinated debt)			715,456	829,641
Stockholders' equity			167,353	164,752
Book value per share			$13.95	$13.70

Average equity to average assets			8.87%	7.95%
Allowance for loan losses to loans receivable			1.00%	0.88%
Non-performing assets to total assets			0.75%	0.25%
Non-performing loans to total loans			2.00%	0.59%